UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 13, 2012, Broadridge Financial Solutions, Inc. (“Broadridge” or the “Company”) and its wholly owned subsidiary, Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”), entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with Penson Worldwide, Inc. and certain of its subsidiaries (“Penson”), and certain holders of Penson’s 12.5% senior secured second lien notes due 2017 (the “Senior Secured Notes”) and Penson’s 8% senior convertible notes due 2014 (the “Convertible Notes”), representing the majority of the outstanding indebtedness of Penson. The Restructuring Support Agreement provides for proposed transactions related to the restructuring of Penson’s outstanding indebtedness (the “Restructuring”), including the Seller Note held by Broadridge (defined below), and consummation of the Restructuring transactions is subject to the approval and acceptance of Penson’s debt holders, among other parties, and other conditions.

On June 25, 2010, Broadridge completed the sale of the contracts of substantially all of the securities clearing clients of Ridge to Penson pursuant to an asset purchase agreement, dated as of November 2, 2009 (the “Asset Purchase Agreement”). The purchase price paid to Broadridge consisted of (i) a five-year subordinated note from Penson (the “Seller Note”) in the principal amount of $20,578,000 bearing interest at an annual rate equal to the London Inter-Bank Offer Rate (“LIBOR”) plus 550 basis points, and (ii) 2,455,627 shares of Penson’s common stock (representing 9.5% of Penson’s outstanding common stock as of May 31, 2010), at the June 25, 2010 closing price of Penson’s common stock of $5.95 per share (the “Seller Shares”).

Concurrent with entering into the Asset Purchase Agreement on November 2, 2009, Broadridge and Penson entered into a master services agreement under which Ridge provides securities processing and back-office support services to Penson (the “Outsourcing Services Agreement”).

The Restructuring Support Agreement provides that Penson will offer to exchange the Seller Note for newly issued shares of Penson common stock which will represent, together with Broadridge’s existing holdings in the Seller Shares, 9.9% of the outstanding common stock of Penson upon consummation of the Restructuring.

In addition, in connection with the Restructuring, Broadridge and Penson have agreed to enter into an amendment to the Outsourcing Services Agreement, which otherwise remains in place, to clarify or modify, as applicable, certain terms of the Outsourcing Services Agreement, including additional services to be performed by Broadridge at its cost, clarification of services to be performed by Broadridge, and Broadridge continuing to pay or credit Penson for fees related to vendor services that were replaced by the Outsourcing Services Agreement; provided that Penson is not in breach or default of any material obligations, including, without limitation, any payment obligation, to Broadridge under the Outsourcing Services Agreement.

The terms of this amendment are subject to the consummation of the Restructuring and the execution of a definitive amendment to the Outsourcing Services Agreement, and the reasonable acceptance of the terms of such amendment by the holders of a majority in principal amount of the Senior Secured Notes and the Convertible Notes.

The consummation of the Restructuring is subject to several conditions, including the execution of mutually acceptable definitive agreements, approval of the Restructuring by the holders of at least 95% of the Senior Secured Notes, at least 95% of the Convertible Notes and Broadridge, and approval of applicable governmental and regulatory authorities.

A copy of the Restructuring Support Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and the information in the Restructuring Support Agreement is incorporated into this Item 1.01 by reference.

Item 2.06.	Material Impairment.

On March 13, 2012, Broadridge made the determination that a material charge for impairment will be taken on the Seller Note if the Restructuring is consummated in accordance with the proposed terms. At this time, the Company is unable in good faith to make a determination of an estimate of the amount or range of amount of the impairment charge on the Seller Note and will amend this disclosure once it is able to estimate that charge. Upon the consummation of the Restructuring, the Company will evaluate whether an additional material charge for impairment will be required to be taken on the Company’s existing holdings in the Seller Shares.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibit is furnished herewith:

Exhibit No.	Description
10.1	Restructuring Support Agreement, dated March 13, 2012, among Broadridge Financial Solutions, Inc., Ridge Clearing & Outsourcing Solutions, Inc., Penson Worldwide, Inc. and certain subsidiaries of Penson Worldwide, Inc., and certain Penson Senior Secured Note holders and Penson Convertible Note holders, as executed in counterpart by Broadridge Financial Solutions, Inc., Ridge Clearing & Outsourcing Solutions, Inc. and Penson Worldwide, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2012

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Adam D. Amsterdam
	Name:	Adam D. Amsterdam
	Title:	Vice President, General Counsel and Secretary